STOCK PURCHASE AGREEMENT


                                  by and among


                          RUNWAY ACQUISITION SUB, INC.


                                      and



                       THE STOCKHOLDERS OF BLUEFLY, INC.
                      LISTED ON THE SIGNATURE PAGES HERETO


                                  May 23, 2013

                                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I             DEFINITIONS..............................................1
ARTICLE II            TRANSACTIONS AT THE CLOSING..............................4
     Section 2.1      Purchase and Sale of Shares..............................4
     Section 2.2      Closing; Closing Deliveries..............................4
ARTICLE III           REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS........5
     Section 3.1      Organization and Qualification...........................5
     Section 3.2      Authority; No Conflict...................................5
     Section 3.3      Ownership................................................6
     Section 3.4      Access to Information....................................6
ARTICLE IV            REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER......6
     Section 4.1      Organization and Qualification...........................6
     Section 4.2      Authority; No Conflict...................................6
     Section 4.3      Litigation...............................................7
ARTICLE V             ADDITIONAL AGREEMENTS....................................7
     Section 5.1      Confidentiality..........................................7
     Section 5.2      Public Disclosure........................................8
     Section 5.3      Further Assurances.......................................8
     Section 5.4      General Release..........................................8
     Section 5.5      Resignation of Directors................................10
ARTICLE VI            MISCELLANEOUS PROVISIONS................................10
     Section 6.1      Survival................................................10
     Section 6.2      Fees, Expenses and Taxes................................10
     Section 6.3      Amendment...............................................10
     Section 6.4      Waiver..................................................10
     Section 6.5      Entire Agreement........................................10
     Section 6.6      Counterparts and Facsimile..............................11
     Section 6.7      Governing Law...........................................11
     Section 6.8      Consent to Jurisdiction; Venue..........................11
     Section 6.9      WAIVER OF JURY TRIAL....................................11
     Section 6.10     Attorneys' Fees.........................................11
     Section 6.11     Assignments and Successors..............................12
     Section 6.12     No Third Party Rights...................................12
     Section 6.13     Notices.................................................12
     Section 6.14     Construction............................................14
     Section 6.15     Enforcement of Agreement................................14
     Section 6.16     Severability............................................14
     Section 6.17     Publicity...............................................14

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 23, 2013, by and among RUNWAY ACQUISITION SUB, INC., a Delaware corporation ("Purchaser"), and certain stockholders of Bluefly, Inc., a Delaware corporation (the "Company"), listed on Schedule A (each, a "Seller" and, collectively, the "Sellers").

                                    RECITALS

     WHEREAS, the Sellers are holders of outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), and each Seller is the record or beneficial holder and has sole voting power over such number of shares of Company Common Stock as is set forth opposite such Seller's name on Schedule A (the "Shares");

     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Shares owned by Sellers (the "Transaction");

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     Certain capitalized terms used in this Agreement have the meanings set forth below, and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear. All capitalized terms shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Affiliate" shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term "Affiliated" has the meaning correlative to the foregoing.

     "Agreement" shall have the meaning set forth in the preamble of this Agreement.

     "Bankruptcy and Equity Exception" shall have the meaning set forth in
Section 3.2(a).

     "Blue Sky Laws" shall have the meaning set forth in Section 3.2(c).

     "Closing" shall have the meaning set forth in Section 2.3(a).

     "Closing Date" shall have the meaning set forth in Section 2.3(a).

     "Company" shall have the meaning set forth in the preamble of this Agreement.

     "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

     "Consent" shall mean any approval, consent, license, order, ratification, permission, waiver or authorization from or by any Person, including any governmental authorization in the form of a permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

     "Contract" shall mean any written or oral contract, instrument, agreement, commitment, license agreement, lease, obligation, undertaking, sales order (including delivery orders, purchase orders and change orders), joint venture, indenture, or evidence of indebtedness.

     "Control," "Controlled," "Controlling" or "under common Control with" with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by Contract or otherwise, and such ability shall be deemed to exist when a Person holds a majority of the outstanding voting securities of such Person.

     "Disclosure Schedules" shall mean the disclosure schedules delivered by Sellers to Purchaser simultaneously with the execution of this Agreement.

     "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society or other enterprise, association, organization or entity.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Fundamental Representations" shall have the meaning set forth in Section 6.1.

     "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     "Law" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body. Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

     "Lien" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     "Losses" shall mean damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of counsel) and including all amounts paid in investigation, defense or settlement of the foregoing.

     "Organizational Documents" shall mean an Entity's certificate or articles of incorporation and bylaws (in the case of a corporation) and similar organizational documents (in the case of other types of Entities).

     "Person" shall mean any individual, Entity or Governmental Body.

     "Proceeding" shall mean any action, claim, dispute, arbitration, audit, hearing, inquiry, investigation, legal proceeding, administrative enforcement proceeding, litigation, case, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitration tribunal.

     "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

     "Released Claims" shall have the meaning set forth in Section 5.4(a).

     "Released Parties" shall have the meaning set forth in Section 5.4(a).

     "Releasing Party" or "Releasing Parties" shall have the meaning set forth in Section 5.4(a).

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Seller" or "Sellers" shall have the meaning set forth in the preamble of this Agreement.

     "Shares" shall have the meaning set forth in the recitals to this Agreement.

     "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     "Transaction" shall have the meaning set forth in the recitals to this Agreement.

                                   ARTICLE II
                          TRANSACTIONS AT THE CLOSING
                          ---------------------------

     Section 2.1 Purchase and Sale of Shares.

          (a) Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the covenants, representations and warranties contained herein, at the Closing, (i) each Seller shall sell, convey, transfer, assign and deliver to Purchaser the number of Shares set forth opposite such Seller's name on Schedule A, free and clear of all Liens (other than Liens imposed by applicable securities Laws), and (ii) Purchaser shall purchase and acquire such Shares from each such Seller, free and clear of all Liens (other than Liens imposed by applicable securities Laws).

          (b) As consideration for the sale, conveyance, transfer, assignment and delivery by each Seller of the number of Shares set forth opposite such Seller's name on Schedule A, Purchaser shall, at the Closing, pay to each Seller an amount in cash equal to the amount set forth opposite such Seller's name on Schedule A.

     Section 2.2 Closing; Closing Deliveries.

          (a) The closing of the Transaction (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, P.C., 100 Wilshire Boulevard, Suite 440, Santa Monica, California 90401, at 10:00 a.m. local time on the date hereof, or at such other place, date and time as Sellers and Purchaser may agree. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed. The date and time at which the Closing actually occurs is referred to herein as the "Closing Date".

          (b) At the Closing, each Seller will deliver, or cause to be delivered, to Purchaser the following:

               (i) the aggregate number of Shares owned by such Seller on the Closing Date and set forth opposite such Seller's name on Schedule A, evidenced by a stock certificate or stock certificates, duly endorsed for transfer by delivery or accompanied by stock powers duly executed in blank (in each case, if requested by Purchaser, with signatures thereon duly guaranteed or notarized) and any other documents that are necessary to transfer to Purchaser good and marketable title to all such Shares free and clear of all Liens; and

               (ii) all other instruments, agreements, certificates and documents required to be delivered by such Seller at or prior to the Closing Date pursuant to this Agreement.

          (c) At the Closing, Purchaser will deliver, or cause to be delivered, the following to each Seller:

               (i) the amount set forth opposite each Seller's name on Schedule A by wire transfer of immediately available funds to an account designated in writing by each such Seller; and

               (ii) all other instruments, agreements, certificates and documents required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS
               -------------------------------------------------

     Except as disclosed in the Disclosure Schedules, which exceptions and disclosures shall be deemed to be part of the representations and warranties made hereunder, each Seller, severally but not jointly, and as to itself only, hereby represents and warrants to Purchaser that the following are true and correct as of the date of this Agreement (except to the extent expressly related to a specific date, in which event such representation or warranty shall be made as of such date):

     Section 3.1 Organization and Qualification. Such Seller is duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation or organization.

     Section 3.2 Authority; No Conflict.

          (a) Such Seller has all requisite corporate, partnership or similar power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate, partnership or similar action, and no other action or proceeding on the part of such Seller is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (collectively, the "Bankruptcy and Equity Exception").

          (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Seller; (ii) contravene, conflict with, or result in a violation of any Law to which such Seller, or any of the Shares, are subject; or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or the forfeiture, impairment or acceleration of rights or obligations under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract by which such Seller's Shares are bound, other than for the notes of Rho Ventures VI, LP ("Rho") and Prentice Consumer Partners, LP ("Prentice") that will become due and payable on a change of control; except in the cases of clauses (ii) and (iii), for such matters as would not materially adversely impact the ability of such Seller to consummate the transactions contemplated by this Agreement.

            (c) The execution and delivery of this Agreement by such Seller does not, and the consummation of the transactions contemplated by this Agreement will not, require any Consent of, registration or filing with, or declaration or notification to, any Person, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws ("Blue Sky Laws"), and (ii) such other Consents, registrations, filings, declarations or notifications the failure of which to be obtained or made would not prevent such Seller from performing its obligations under this Agreement in any material respect.

     Section 3.3 Ownership. Such Seller owns, beneficially or of record, the number of Shares set forth opposite such Seller's name on Schedule A, free and clear of any and all Liens (other than Liens imposed by applicable securities
Laws).

     Section 3.4 Access to Information. Such Seller has had an opportunity to review this Agreement with assistance of counsel and other advisors of such Seller's own choosing.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER
              ---------------------------------------------------

     Purchaser hereby represents and warrants to Sellers that the following are true and correct as of the date of this Agreement (except to the extent expressly related to a specific date, in which event such representation or warranty shall be made as of such date):

     Section 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Purchaser has the requisite corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to own, lease, and operate its properties and to conduct its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing (where such concept is applicable) in each jurisdiction in which the character of the properties or assets owned or operated by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so qualified, licensed or in good standing could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Purchaser or its ability to consummate the transactions contemplated by this Agreement.

     Section 4.2 Authority; No Conflict.

          (a) Purchaser has all requisite corporate power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other action or proceedings on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

          (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Purchaser; (ii) contravene, conflict with, or result in a violation of any Law to which Purchaser is subject; or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or the forfeiture, impairment or acceleration of any rights or obligations under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Purchaser is a party.

          (c) The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated by this Agreement will not, require any Consent of, registration or filing with, or declaration or notification to, any Person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, and (ii) such other Consents, registrations, filings, declarations or notifications the failure of which to be obtained or made would not prevent Purchaser from performing its obligations under this Agreement in any material respect.

     Section 4.3 Litigation. There is no litigation, arbitration or other Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser, and there is no judgment, decree or order against Purchaser, that would be reasonably likely to adversely affect Purchaser's ability to consummate the Transaction.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS
                             ---------------------

     Section 5.1 Confidentiality. Except as otherwise provided in this Agreement, such Seller will keep confidential, and not use or disclose, except in connection with this Agreement and the transactions contemplated by this Agreement, all information, documents or materials relating solely to the Company and its business which, prior to the date hereof, have been furnished to it by or on behalf of the Company, any of its Subsidiaries, any other Seller, any other stockholder of the Company, or Purchaser. The provisions of this
Section 5.1 shall not apply to the disclosure or use of any information, documents or materials (a) which are or become generally available to the public other than as a result of disclosure by any Seller after receiving such information or any Affiliate or Representative of such Seller receiving such information in violation of this Section 5.1, (b) required by applicable Law to be disclosed by such Seller (but only, to the extent practical and permitted by applicable Law, after providing Purchaser with written notice of its intention to disclose such information and after Purchaser has had notice of the proposed disclosure in order to provide it with an opportunity to challenge such disclosure in a court of law), or (c) necessary to establish such Seller's rights under this Agreement. Further, the "residual knowledge" resulting from access to or work with such confidential information shall not be subject to the confidentiality and non-use obligations contained in this Agreement. For the purposes hereof, the term "residual knowledge" means know-how and experience gained by a Seller and its representatives (other than third-party representatives) during its ownership of securities of the Company or from exposure to the confidential information, and retained in the unaided memories of such Seller's representatives (other than third-party representatives) without reference to any information or material that is written, stored in magnetic, electronic or physical form or otherwise fixed. For purposes hereof, the memory of a person is unaided if the person has not intentionally memorized the confidential information for the purpose of retaining and subsequently using or disclosing such confidential information. The provisions of this Section 5.1 shall terminate on the second (2nd) anniversary of the date hereof.

     Section 5.2 Public Disclosure.

          (a) Following the Closing, Purchaser may issue a press release announcing the Transaction, the content of such press release to be mutually agreed upon by the Purchaser and the Sellers, and the timing of such press release to be determined by Purchaser in its sole and absolute discretion.

          (b) Purchaser will not, and Purchaser will not permit any of its Affiliates to, use or refer to any Seller, its name or any derivation thereof, its investment advisor or the funds advised by such investment advisor or the names or any derivations thereof, as being a party to this Agreement or as being involved in the transactions contemplated by this Agreement (other than to the extent expressly contained in the Company's filings with the SEC on or before the date hereof) including, without limitation, in any filing with any Governmental Body, any press release, any public announcement or statement, advertisement or in any interview or other discussion with any reporter or other member of the media, without the prior written consent of such Seller with respect to each such use or reference; provided, however, that any such information may be disclosed by Purchaser or any of its Affiliates to the extent that such person has received advice from its counsel that it is required by applicable Law to do so, provided that prior to making such disclosure, such person shall, to the extent practicable and permitted by applicable Law, notify such Seller in writing and shall use reasonable efforts to preserve the confidentiality of such information, including consulting with such Seller regarding such disclosure and, if reasonably requested by such Seller and at such Seller's sole cost and expense, assisting such Seller in seeking a protective order to prevent the requested disclosure; and provided, further, that any such information may be disclosed by Purchaser or any of its Affiliates without such prior written consent in internal announcements to their respective investors, potential investors or investor groups.

     Section 5.3 Further Assurances. Each Seller, as to itself, on the one hand, and Purchaser, on the other hand, agree that subsequent to the Closing Date, at the request of the other party or parties, they will execute and deliver, or cause to be executed and delivered, to the other party or parties such further instruments and take such other action as may be necessary or desirable to carry out the transactions contemplated by this Agreement or to vest, perfect or confirm ownership of the Shares in Purchaser.

     Section 5.4 General Release. Effective upon the Closing Date:

          (a) Each Seller, on its behalf and, to the fullest extent permitted by applicable Law, on behalf of its respective Affiliates, heirs, legal representatives, successors and assigns (each, a "Releasing Party" and, collectively, the "Releasing Parties"), hereby acknowledges complete satisfaction of and hereby absolutely, unconditionally, irrevocably and fully releases and forever discharges each of the Company, its present and former Affiliates (including Purchaser), predecessors, successors and assigns, and their respective directors, officers, stockholders, members, partners, agents and employees (collectively, the "Released Parties") of and from any and all commitments, Proceedings, debts, counterclaims, causes of action, demands, Losses, and compensation of every kind or nature whatsoever, past, present, or future, at law, in equity or otherwise, whether known or unknown, whether contingent or absolute, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, and whether arising by operating of law or otherwise, including, without limitation, with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty,

Law or rule, which such Releasing Parties, or any of them, ever have had, or ever in the future may have against the Released Parties, or any of them, and which are based on acts, events or omissions occurring up to and including the Closing Date, including, without limitation, any acts, events or omissions arising out of or based on such Releasing Party's relationship with the Company or any of its present or former Affiliates or predecessors, such Releasing Party's rights or status as a stockholder of the Company or any of its present or former Affiliates or predecessors (collectively, the "Released Claims"); provided, however, that nothing in this Section 5.4 shall release, acquit, or discharge, and the term "Released Claims" shall not include, in any respect (i) any rights that a Releasing Party may have under this Agreement or the other documents and agreements executed and delivered pursuant to this Agreement including the Stock Purchase Agreement, dated as of the date hereof, between the Company and Purchaser or any other documents or agreements executed and delivered pursuant to such Stock Purchase Agreement, (ii) any rights that a Releasing Party may have or bring arising under the Organizational Documents of the Company, or any other rights of indemnification or constitution of law or in equity, (iii) any rights that a Releasing Party, including for the avoidance of doubt, any current or former member of the board of the Company appointed by such Releasing Party, may have under the Company's statutory indemnification procedures, any director indemnity agreements as in effect at the date hereof and any D&O insurance and indemnification policies as in effect at the date hereof, (iv) any rights Prentice or its Affiliates may have under its Secured Subordinated Promissory Note, dated August 13, 2012 and amended as of November 13, 2012 between the Company and Prentice, which shall be released by a separate release upon payment thereof, or (v) any rights Rho or its Affiliates may have under its Secured Subordinated Convertible Promissory Note, dated August 13, 2012 and amended as of November 13, 2012 between the Company and Rho, which shall be released by a separate release upon payment thereof. Each Seller, on its behalf and, to the fullest extent permitted by applicable Law, on behalf of the Releasing Parties, hereby waives any rights it may have under any Law which provides that a general release does not extend to claims which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement. Each Seller, on its behalf and, to the fullest extent permitted by applicable Law, on behalf of its Releasing Parties, acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of the claims released hereby, but each Seller, on its behalf and on behalf of the Releasing Parties, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.

          (b) Each Seller represents, warrants, covenants and agrees that it (i) has not (and to its knowledge, its Releasing Parties have not) and will not (and will use its reasonable best efforts to cause its Releasing Parties not to) assign any Released Claim or possible Released Claim against any Released Party,
(ii) fully intends to release all Released Claims against the Released Parties, including, without limitation, unknown and contingent Released Claims (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the matters covered hereby and has been fully apprised of the consequences hereof.

          (c) Each Seller covenants and agrees not to, and agrees to use its reasonable efforts to cause its respective Affiliates not to, whether in its own capacity, as successor, by reason of assignment or otherwise, assert, institute or join in, or assist or encourage any third party in asserting, any litigation or Proceeding against any of the Released Parties with respect to any Released Claims.

      Section 5.5 Resignation of Directors. Each Seller shall cause any director of the Company designated by such Seller and serving in such capacity as of the Closing Date to tender his written resignation, such resignation to be effective upon consummation of the Closing.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS
                            ------------------------

     Section 6.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any agreement, document or instrument executed and delivered pursuant to this Agreement shall survive the Closing, except for (a) those representations and warranties of Sellers set forth in Sections 3.2(a), 3.3 and 4.2(a) (the "Fundamental Representations") which shall survive until the date that is eighteen (18) months from the date hereof and (b) those covenants and agreements contained herein and therein which by their terms apply, in whole or in part, after the Closing, and then only to such extent. Neither party to this Agreement shall have any liability to any other party for Losses arising out of, based upon or by reason of any breach of any of the representations, warranties, covenants or agreements of such party in this Agreement or any agreement, document or instrument executed and delivered pursuant to this Agreement; provided, however, that nothing in this Agreement shall limit a party's liability in respect of Losses resulting from or arising out of any breach of the Fundamental Representations or any fraud or willful misconduct.

     Section 6.2 Fees, Expenses and Taxes. All fees, expenses and Taxes incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such fees, expenses, or Taxes.

     Section 6.3 Amendment. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Purchaser and each of the Sellers.

     Section 6.4 Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     Section 6.5 Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits, annexes and appendices hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

     Section 6.6 Counterparts and Facsimile.

          (a) This Agreement may be executed in several counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which shall together constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.

          (b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall be as effective as delivery of a manually signed counterpart of this Agreement and shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of a manually signed counterpart of this Agreement for all purposes.

     Section 6.7 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     Section 6.8 Consent to Jurisdiction; Venue. In any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) between the parties arising out of or relating to this Agreement or the transactions contemplated hereby, each of the parties hereby: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or if such court lacks subject matter jurisdiction over the action or proceeding, the Superior Court of the State of Delaware, or if jurisdiction is vested exclusively in the federal courts, the United States District Court for the District of Delaware; (b) agrees that it will not attempt to deny or defeat such jurisdiction or venue by motion or other request for leave from any court and waives the defense of an inconvenient forum to the maintenance of any such action or proceeding; and (c) agrees that all claims in respect of such action, proceeding or counterclaim may be heard and determined exclusively in Court of Chancery of the State of Delaware .The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose, except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto. Each of the parties hereto agrees that a final judgment in any such action, proceeding or counterclaim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     Section 6.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     Section 6.10 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, and except as provided in Section 6.2, the prevailing party in such action or suit (as determined in a final, non-appealable decision by a court of competent jurisdiction) shall be entitled to receive a reasonable sum for its fees (including reasonable attorneys' fees), costs and expenses incurred in such action or suit.

      Section 6.11 Assignments and Successors. Neither this Agreement nor any of rights, interests or obligations hereunder may be assigned, in whole or in part, by any party hereto without the prior written consent of Purchaser, in the case of any assignment by a Seller, or Sellers, in the case of any assignment by Purchaser. Any attempted assignment of this Agreement or of any such rights by any party without such consent shall be void and of no effect. Subject to the preceding two sentences, this Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns.

      Section 6.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Released Parties (with respect to their rights under Section 5.4) shall be intended third party beneficiaries.

      Section 6.13 Notices. All notices, requests, Consents, claims, demands, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand; (b) when received by the addressee at the appropriate address if sent by a nationally recognized overnight courier service (costs prepaid and receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day of sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, email address or person as a party may designate by notice to the other parties in accordance with this section):

                    if to Purchaser, to:

                            Clearlake Capital Group, L.P.
                            233 Wilshire Boulevard, Suite 800
                            Santa Monica, California  90401
                            Attention:       Behdad Eghbali, Partner
                            Facsimile:       (310) 400-8801
                            Email:           behdad@clearlakecapital.com

                    with a copy (which shall not constitute notice) to:

                            Stradling Yocca Carlson & Rauth, P.C.
                            100 Wilshire Boulevard, Suite 440
                            Santa Monica, California  90401
                            Attention:       David M. Smith, Esq.
                            Facsimile:       (424) 214-7010
                            Email:           dsmith@sycr.com
                    if to Rho:

                            Rho Ventures VI, L.P.
                            Carnegie Hall Tower
                            152 West 57th Street, 23rd Floor
                            New York, New York  10019
                            Attention:       Jeffrey I. Martin, Esq.
                            Facsimile:       (212) 751-3613

                    if to Quantum:

                            Quantum Industrial Partners LDC
                            c/o Soros Fund Management LLC
                            888 Seventh Avenue
                            New York, New York  10106
                            Attention:       Jay Schoenfarber
                            Facsimile:       (646) 731-5584

                    with a copy (which shall not constitute notice) to:

                            Kirkland & Ellis LLP
                            601 Lexington Avenue
                            New York, New York  10022
                            Attention:       Jeffrey Symons, Esq.
                            Facsimile:       (212) 446-4900

                    if to Prentice:

                            Prentice Consumer Partners, LP
                            623 Fifth Avenue, 32nd Floor
                            New York, New York  10022
                            Attention:       Michael Zimmerman
                            Facsimile:       (212) 756-1480

                    with a copy (which shall not constitute notice) to:

                            Lowenstein Sandler PC
                            1251 Avenue of the Americas
                            New York, New York  10020
                            Attention:       Matthew B. Hoffman, Esq.
                            Facsimile:       (212) 422-6807

                    if to the Maverick Parties:

                            Maverick Fund USA, Ltd.
                            Maverick Fund, L.D.C.
                            Maverick Fund II, Ltd.
                            c/o Maverick Capital, Ltd.
                            300 Crescent Court, 18th Floor
                            Dallas, Texas  75201
                            Attention:       General Counsel
                            Facsimile:       (214) 880-4042
                    with a copy (which shall not constitute notice) to:

                            Shearman & Sterling, LLP
                            599 Lexington Avenue
                            New York, New York  10022
                            Attention:       Stephen M. Besen, Esq.
                            Facsimile:       (646) 848-8902

     Section 6.14 Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or in the event a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

     Section 6.15 Enforcement of Agreement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

     Section 6.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     Section 6.17 Publicity. Except for such disclosure as may be required by SEC rules and regulations, and subject to Section 5.2, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other parties as to the form and substance of such press release or statement (which consent shall not be unreasonably withheld or delayed).

     [Remainder of Page Intentionally Left Blank - Signature Pages Follow]

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed on its behalf, as of the day and year first above written.

                                       PURCHASER:
                                       ----------

                                       RUNWAY ACQUISITION SUB, INC.


                                       By:  /s/ Behdad Eghbali
                                           -------------------------------------
                                           Name:  Behdad Eghbali
                                           Title: Vice President

















                  [Signature Page to Stock Purchase Agreement]

                                       SELLERS:
                                       --------

                                       RHO VENTURES VI, L.P.

                                       By: RMV VI, L.L.C., its General Partner
                                       By: Rho Capital Partners LLC, its
                                       Managing Member

                                       By:  /s/ Jeffrey Martin
                                           -------------------------------------
                                           Name:  Jeffrey Martin
                                           Title: Attorney-in-fact






















                  [Signature Page to Stock Purchase Agreement]

                                       PRENTICE CONSUMER PARTNERS, LP

                                       By: Prentice Consumer Partners GP, LLC

                                       By:  /s/ Mario Ciampi
                                           -------------------------------------
                                           Name:  Mario Ciampi
                                           Title: Managing Partner




















                  [Signature Page to Stock Purchase Agreement]

                                       MAVERICK FUND, LDC.
                                       By: Maverick Capital, Ltd.
                                           its investment manager

                                       By:  /s/ Michelle Perrin
                                           -------------------------------------
                                           Name:  Michelle Perrin
                                           Title: Director of Fund Accounting


                                       MAVERICK FUND II, LTD
                                       By: Maverick Capital, Ltd.
                                           its investment manager

                                       By:  /s/ Michelle Perrin
                                           -------------------------------------
                                           Name:  Michelle Perrin
                                           Title: Director of Fund Accounting


                                       MAVERICK USA LTD
                                       By: Maverick Capital, Ltd.
                                           its investment manager

                                       By:  /s/ Michelle Perrin
                                           -------------------------------------
                                           Name:  Michelle Perrin
                                           Title: Director of Fund Accounting











                  [Signature Page to Stock Purchase Agreement]

                                       QUANTUM INDUSTRIAL PARTNERS LDC


                                       By:  /s/ Thomas L. O'Grady
                                           -------------------------------------
                                           Name:  THOMAS L. O'GRADY
                                           Title: Attorney-in-fact




















                  [Signature Page to Stock Purchase Agreement]

                                   SCHEDULE A



BLUEFLY, INC. SHARE OWNERSHIP

-------------------------------------------------------------------
SHAREHOLDER                       SHARES            PRICE
-------------------------------------------------------------------
Quantum Industrial Partners       6,480,070         $49,417.04
LDC
-------------------------------------------------------------------
Prentice Consumer Partners,       3,371,958         $25,714.57
LP
-------------------------------------------------------------------
Maverick Fund, L.D.C.             1,601,113         $12,210.09
-------------------------------------------------------------------
Maverick Fund II, LTD.            1,397,170         $10,654.82
-------------------------------------------------------------------
Maverick USA LTD.                 705,816           $5,382.56
-------------------------------------------------------------------
Maverick Total:                   3,704,099         $28,247.47
-------------------------------------------------------------------
Rho Ventures VI, L.P.             11,900,164        $90,750.70
-------------------------------------------------------------------

-------------------------------------------------------------------
TOTAL                             25,456,291        $194,129.78
-------------------------------------------------------------------